EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in (a) the Registration Statements on Form S-8 (Nos. 2-81624, 33-3797, 33-50414, 33-50416, 333-01023 and
333-52569) of Oakwood Homes Corporation, (b) the Registration Statement on Form S-3 (No. 333-47053) of Oakwood Homes Corporation and (c) the Registration Statement on Form S-3 (No. 333-72621) of Oakwood Mortgage Investors, Inc., of our report dated November 28, 2000, except for the information presented in the third paragraph in Note 10 for which the date is December 27, 2000, appearing on page 32 of the Annual Report to Stockholders which is incorporated in this Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

Greensboro, North Carolina
December 27, 2000